As filed with the Securities and Exchange Commission on April 28, 2003
                     Registration No. 333-________


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                   __________________________________
                                FORM S-8
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933
                   __________________________________
                                CNF Inc.
         (Exact name of Registrant as specified in its charter)

            Delaware                           94-1444798
         (State or other                     (IRS Employer
         jurisdiction of                  Identification No.)
        incorporation or
          organization)

      3240 Hillview Avenue                       94304
      Palo Alto, California                    (Zip Code)
      (Address of principal
       executive offices)

   Registrant's telephone number, including area code (650) 494-2900

                   __________________________________

                        Eberhard G. H. Schmoller

          Senior Vice President, General Counsel and Secretary
                                CNF Inc.
                          3240 Hillview Avenue
                      Palo Alto, California 94304
                       Telephone: (650) 494-2900
       (Name, address, including zip code, and telephone number,
               including area code, of agent for service)

                   __________________________________

                CNF Inc. 1997 Equity and Incentive Plan

      CNF Inc. 2003 Equity Incentive Plan for Non-Employee Directors

      _______________(full title of the plans)___________________



                    CALCULATION OF REGISTRATION FEE

Title of Each Class     Amount      Proposed    Proposed          Amount of
of Securities to Be     to Be       Maximum     Maximum          Registration
   Registered         Registered    Offering    Aggregate            Fee


Common Stock,
$0.625 par value     3,800,000(A)   $29.80(B)   $113,240,000(B)   $10,418.08(C)

Interests in the        (D)                                           N/A
Plans


(A) Plus such indeterminate number of additional shares or units as may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan subject to the Registration Statement as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.
(B) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933, based upon the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange on April 25, 2003.
(C) In accordance with Rule 457(h), the filing fee is based on the maximum number of the Registrant's securities issuable under the Plans that are covered by this registration Statement.
(D) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans described herein.



                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference.

        The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement.

                    (a) The Registrant's Annual Report on Form 10-K for the
                year ended December 31, 2002, filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                    (b) The description of the Registrant's Common Stock
                contained in its registration statement filed on Form S-3 with the SEC (File No. 333-56667) under the Securities Act of 1933, as amended (the "Securities Act").

                    (c) All documents subsequently filed by the Registrant
                with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to December 31, 2002, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

CNF's consolidated financial statements for each of the years ended 2001 and 2000, included in the Company's Form 10-K and incorporated by reference herein, have been audited by Arthur Andersen LLP ("Arthur Andersen"). On May 30, 2002, CNF dismissed Arthur Andersen as its independent public accountants and engaged KPMG LLP to serve as CNF's independent public accountants for the 2002 fiscal year. CNF understands that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for CNF's audit are no longer with Arthur Andersen. Both the engagement partner and the manager for CNF's audit are no longer with Arthur Andersen and Arthur Andersen has ceased practicing before the Securities and Exchange Commission. As a result, CNF has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement of their audit report with respect to the Company's financial statements referred to above. Under these circumstances, Rule 437a under the Securities Act of 1933 (the "Securities Act") permits CNF to file this registration statement without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of their report in this registration statement, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference herein or any omission of a material fact required to be stated therein. Accordingly, investors will not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this registration statement.

Item 4. Description of Securities.
        --------------------------

     Not applicable.

Item 5. Interests of Named Experts and Counsel.
        ---------------------------------------

     The legality of the securities offered pursuant to this Registration Statement will be passed upon for the Registrant by Gary S. Cullen, Esq., Deputy General Counsel and Assistant Secretary of the Registrant.

Item 6. Indemnification of Officers and Directors.
        ------------------------------------------

     As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation eliminates to the fullest extent permitted by Delaware law the personal liability of its directors to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     The Registrant's Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or of another enterprise, serving as such at the request of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the DGCL; provided, however, that except as to actions to enforce indemnification rights, the Registrant shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Registrant. When indemnification is authorized by the Registrant's Bylaws, the director, officer, employee or agent shall be indemnified for expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by him or her in connection therewith. The Registrant's Bylaws also provide that expenses incurred by an officer or director (acting in his or her capacity as such) in defending a proceeding shall be paid by the Registrant in advance of final disposition of the proceeding; provided, however, that if required by the DGCL, the officer or director shall deliver to the Registrant an undertaking by the officer or director to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant's Bylaws also provide that in other circumstances, expenses may be advanced upon such terms and conditions as the Board of Directors deems appropriate.

     The Registrant's Bylaws further provide that the right to indemnification granted thereunder shall be a contract right for the benefit of the Registrant's directors, officers, employees and agents. The Registrant's Bylaws also authorize actions against the Registrant to enforce the indemnification rights provided by the Bylaws, subject to the Registrant's right to assert a defense in any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Registrant to indemnify the claimant for the amount claimed, and the Registrant shall bear the burden of proving any such a defense.

     Under Section 145 of the DGCL, a corporation may provide indemnification to directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) incurred in the defense or settlement of a derivative action, provided there is a determination by a majority vote of a quorum of disinterested directors, a committee of directors, independent legal counsel, or a majority vote of stockholders that a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, with no reasonable cause to believe his or her conduct was unlawful. However, Section 145 also states that no indemnification may be made in derivative actions where such person is adjudged liable to the corporation, unless, and only to the extent, that a court determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
Section 145 of the DGCL also permits indemnification of expenses which the court deems proper and provides that indemnification of expenses actually and reasonably incurred shall be provided when the individual being indemnified has successfully defended the action on the merits or otherwise in any action, suit or proceeding. The indemnification rights provided by statute in Delaware are not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

     The Registrant's Bylaws also authorize the Registrant to purchase and maintain insurance to protect itself and any person who is or was the director, officer, employee or agent against any liability, expense or loss incurred by or asserted against such persons, whether or not the Registrant would have the power to indemnify any such person against such liability, expense or loss under applicable law or the Registrant's Bylaws. The Registrant presently maintains a directors' and officers' liability insurance policy which insures directors and officers of the Registrant and those of certain of its subsidiaries.

Item 7. Exemption from Registration Claimed.
        ------------------------------------

        Not applicable.

Item 8. Exhibits.
        ---------

Exhibit No.    Description

4.1 Article Fourth of the Certificate of Incorporation of the Registrant, as amended, incorporated by reference from
               Exhibit 4(b) to the Registrant's registration statement on Form S-3 dated May 9, 1997, File No. 333-26595.

5.1            Opinion of Counsel


23.1           Consent of Counsel (included in Exhibit 5.1)

23.2           Consent of Independent Public Accountants

24.1 Powers of Attorney (set forth on the signature pages to this Registration Statement)

Item 9.   Undertakings.
          -------------

     The Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on April 28, 2003.

                              CNF INC.



                              By:  /s/ Eberhard G. H. Schmoller
                                 ------------------------------
                                  Eberhard G. H. Schmoller
                                  Senior Vice President, General Counsel and
                                  Secretary




              POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Eberhard G. H. Schmoller and Gary S. Cullen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

          Further, pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                   Title                         Date
---------                   -----                         ----

/s/ Donald E. Moffitt       Chairman of the Board         April 28, 2003
--------------------------  (Director)
Donald E. Moffitt


/s/ Gregory L. Quesnel      President and Chief           April 28, 2003
--------------------------  Executive Officer (Principal
Gregory L. Quesnel          Executive Officer and
                            Director)

/s/ Chutta Ratnathicam      Senior Vice President and     April 28, 2003
--------------------------  Chief Financial Officer
Chutta Ratnathicam          (Principal Financial and
                            Principal Accounting
                            Officer)


/s/ Robert Alpert           Director                      April 28, 2003
--------------------------
Robert Alpert



/s/ Kevin Burns             Director                      April 28, 2003
--------------------------
Kevin Burns



                            Director                      April 28, 2003
--------------------------
Margaret G. Gill



/s/ Robert Jaunich II       Director                      April 28, 2003
--------------------------
Robert Jaunich II



/s/ W. Keith Kennedy, Jr.   Director                      April 28, 2003
--------------------------
W. Keith Kennedy, Jr.



/s/ Michael J. Murray       Director                      April 28, 2003
--------------------------
Michael J. Murray



/s/ John C. Pope            Director                      April 28, 2003
--------------------------
John C. Pope



/s/ Robert D. Rogers        Director                      April 28, 2003
--------------------------
Robert D. Rogers



/s/ William J. Schroeder    Director                      April 28, 2003
--------------------------
William J. Schroeder



/s/ Robert P. Wayman        Director                      April 28, 2003
--------------------------
Robert P. Wayman



                        LIST OF EXHIBITS

 Exhibit      Description of Exhibit                            Page
   No.


   4.1        Article Fourth of the Certificate of              N/A
              Incorporation of the Registrant, as
              amended, incorporated by reference from
              Exhibit 4(a) to the Registrant's Form S-3 dated May 6, 1997.

   5.1        Opinion of Counsel

   23.1       Consent of Counsel (included in Exhibit 5.1)

   23.2       Consent of KPMG LLP

   24.1       Powers of Attorney (set forth on the
              signature pages of this Registration
              Statement)


                                                                   EXHIBIT 5.1






April 28, 2003

CNF  Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on April 28, 2003 and to be filed with the Securities and Exchange Commission on or about April 28, 2003 in connection with the registration under the Securities Act of 1933, as amended, of Common Stock issuable pursuant to the CNF Inc. 1997 Equity and Incentive Plan and 2003 Equity Incentive Plan for Non-Employee Directors (the "Plans").

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of shares of Common Stock under the Plans (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of Common Stock.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,



/s/ Gary S. Cullen
----------------------
Gary S. Cullen
Deputy General Counsel
CNF Inc.


                                                                  Exhibit 23.2


                     Independent Auditors' Consent





We consent to the use of our reports dated January 24, 2003 (except with respect to the negotiated return of leased aircraft as discussed in Note 3, as to which the date is February 3, 2003), with respect to the consolidated balance sheet of CNF Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which reports appear in the December 31, 2002 annual report on Form 10-K of CNF Inc., incorporated herein by reference.

Our reports refer to the revisions to the 2001 and 2000 financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by CNF Inc. as of January 1, 2002, as described in Note 1 to the consolidated financial statements, as well as the adjustments that were applied to restate the disclosures of reportable segments reflected in the 2001 and 2000 consolidated financial statements to conform to the 2002 composition of reportable segments, as discussed in
Note 15 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such revisions and adjustments.




                                   /s/  KPMG LLP
                                   ----------------------------------------
                                   KPMG LLP

San Francisco, California
April 28, 2003